Exhibit 4.4

Comprehensive Service Framework Agreement

between China State Railway Group Co., Ltd.

and Guangshen Railway Co., Ltd.

October 30, 2019

Content

This Comprehensive Service Framework Agreement (the “Agreement”) is entered into and signed on October 30, 2019, by and between:

1. China State Railway Group Co., Ltd., a company registered via Beijing Municipal Market Supervision and Administration with the Uniform Social Credit Code 91100000000013477B and the registered address No. 10, Fuxing Road, Haidian District, Beijing (“Party A”).

2. Guangshen Railway Company Limited, a Limited Liability Company registered in Shenzhen with its public shares listed for trading on the Hong Kong Exchange (“HKEX”) and Shanghai Stock Exchange and its American Depositary Shares listed for trading on the New York Stock Exchange, the Uniform Social Credit Code 91440300192411663K and the registered address No. 1052, Heping Road, Luohu District, Shenzhen (“Party B”).

Each party under this agreement shall be separately referred to as a “party” and collectively as the “parties”.

Whereas:

1. Party A and its affiliates (including its controlled entities) are related persons/parties to Party B.

2. Both parties now understand and agree that from January 1, 2020, the parties shall provide corresponding services as between Party A and its affiliates (including its controlled entities) and Party B and its affiliates, and this Agreement is to guarantee that Party B complies with the relevant provisions of the HKEX Listing Rules and SSE Listing Rules (defined below).

3. On November 1, 2016, Party A’s predecessor, China Railway Company (“CRC”), entered to that certain Comprehensive Service Framework Agreement (the “2016 Comprehensive Service Framework Agreement”) which similarly regulated the related transactions between the two parties and expires on December 31, 2019.

4. Party A and Party B have agreed that, the other transactions not governed by this Agreement shall be subject to appropriate approval procedures, and supplementary agreements shall be entered into in accordance with Chinese laws and the relevant listing rules.

Based on principles of Equality and Free Will, both parties agreed to be bound by the following terms through friendly negotiation:

Article 1. Definitions

1.1 Unless otherwise defined herein, the following terms shall contain the following meanings:

“Approval”	Any examination, approval, review, reply, license, permission, document, certificate, notice, permit, certification, official document, authorization, consent, undisputed document, special permission, waiver, file or registration;

“Independent Third Party”	In terms of any party herein, it refers to any person not constituting such party’s related person/affiliated parties;

“General Commercial Clause” or “Better Clause”	Please refer to the definition stated in Chapter 14A of the HKEX Listing Rules;

“HKEX Listing Rules”	Refers to the Rules Governing the Listing of Securities on the Hong Kong Exchange Limited, as amended;

“SSE Listing Rules”	Refers to the Rules Governing the Listing of Stocks on Shanghai Stock Exchange, as amended;

“Day”	Refers to working days, namely any business day in China, including Saturdays or Sundays announced as temporary working days by the Chinese Government (“Special Working Day”).

“Affiliated Company”	Please refer to the definition of Affiliated Company stated in the HKEX Listing Rules;

“Accounting Year”	Refers to the period from January 1 to December 31 in the Gregorian Calendar;

“Force Majeure Event”	Refers to any event which cannot be reasonably controlled, predicted or overcame (even if predicted) by the affected party when it occurs after the Agreement is signed and makes the whole or partial Agreement hard or impossible to be performed in practice (despite the party’s spending of a reasonable amount). Such events include, but are not limited to, any (valid or invalid) government act, fire, riot, explosion, natural disaster (like floods and windstorms), war, destructive activities, labor problems (like lockouts, strikes and slowdowns) and any judgment or verdict by a court or arbitration body.

“Hong Kong”	Refers to the Hong Kong Special Administration Region of China;

“Law”	Refers to Chinese laws, regulations, rules, ordinances and legislation and notices, orders, decisions or other public documents issued by the administrative or judiciary authorities as well as relevant provisions Party B must abide issued by the supervision bodies governing the listing of securities.

1.2 Unless otherwise specified herein:

(1) Any law mentioned herein shall include any revised, compiled or reenacted versions;

(2) “Company” shall mean any company, corporation or other legal persons established in any place and in any form;

(3) “Person” shall mean any individual, firm, government, nation or national institution or any cooperative enterprise, association or partnership (regardless of the independent legal personality);

(4) All titles used in this Agreement are for reference purposes and shall not constitute any part of the interpretation of any clause herein, and the limitation, change, expansion or other forms of the titles shall not influence the interpretation of any clause herein;

(5) All references under this Agreement shall constitute a part of the Agreement;

(6) Any party mentioned in this Agreement or other agreements, instruments or documents shall include that party’s successor or authorized transferee; and

(7) Unless otherwise indicated herein, mentions of Party A under this Agreement shall include any member of Party A and its affiliates (including its controlled entities) and any added member company from time to time, excluding Party B and its affiliates (including its controlled entities); any mention of Party B shall also involve any member company of Party B and its affiliates (including its controlled entities).

Article 2. Comprehensive Service Content

2.1 The mutual provision of services between Party A and Party B under the Agreement shall include railway transportation services, railway-related services, special commissioned railway transportation services and various services meeting the purpose of the Agreement (collectively referred to as the “Comprehensive Service”).

Article 3. Commitment and Guarantee

3.1 Both parties are formally registered, established and effective companies existing according to the various laws prevailing in the registration jurisdiction.

3.2 Both parties have taken all necessary actions and (unless otherwise specified herein) obtained all consents, approvals, authorizations and licenses needed for signing the Agreement. The signing of the Agreement shall not violate (i) either parties’ Articles of Association, (ii) other agreements or obligations, or (iii) any established laws, regulations or ordinances prevailing in China or other related jurisdictions. Both parties’ signatories are fully authorized to sign the Agreement.

3.3 Both parties shall commit to and prompt their affiliated companies (including the controlled entities) to take all necessary actions (or not to take any unnecessary actions) to properly fulfill their obligations herein. If one party asks the other party’s any affiliated company (including the controlled entity) to sign another specific implementation agreement or supplementary agreement concerning the affiliated company’s (the controlled entity’s) implementation of the Agreement as agreed herein, both parties shall guarantee to prompt their relevant affiliated companies (including the controlled entities) to sign such agreement with the other party as required.

3.4 Both parties commit that, unless otherwise specified under the Agreement, as agreed by both parties, various expenses duly paid by the party accepting the comprehensive service shall be fully paid according to the payment mode specified by both parties.

3.5 Both parties commit and guarantee that they have full right to sign the Agreement.

3.6 Both parties commit that the corresponding services are mutually provided in conformity with various applicable industrial technical standards and specifications. If such technical standards and specifications are not available, usual service standards prevailing in the same industry must be met.

3.7 Party A agrees to provide Party B with the services hereunder and to accept corresponding services from Party B as set forth herein, and to make the following commitments and guarantees to Party B:

(1) Party A commits to guarantee the quality of comprehensive services provided by Party A to Party B.

(2) Party A guarantees that the quality of comprehensive services provided would neither be lower than that of similar services enjoyed by Party B before the Agreement’s Effective Date, nor that of similar services provided by Party A to the independent third party after the Agreement’s Effective Date.

3.8 Party B agrees to accept the services hereunder from Party B and to provide Party A with the corresponding services as set forth herein, and make the following commitments and guarantees to Party A:

(1) Party B commits that the quality of comprehensive service provided by Party B to Party A could be guaranteed; and

(2) Party B guarantees that the quality of comprehensive service provided would neither be lower than that of similar services enjoyed by Party A before the Agreement’s Effective Date, nor that of similar services provided by Party B to the independent third party after the Agreement’s Effective Date.

3.9 In order to effectively, timely and fully implement the Agreement, both parties shall properly cooperate with each other. If any major changes happen to the provision of services and any party cannot fulfill its obligations under the Agreement for this reason, the party shall inform the other party of such situation.

3.10 Both parties agree that they would mutually provide corresponding services, follow the service content, pricing principles and applicable industrial liquidation rules specified herein and conduct the liquidation based on the reciprocity principle.

3.11 Both parties agree that: the fee standards for various services mutually provided by both parties could be determined in the following order so as to guarantee that various services provided by Party A to Party B and that Party B Party A are in conformity with general commercial clauses or better clauses:

(1) The price shall be determined by the government (including NDRC);

(2) If the government pricing is not available, it shall be determined based on the national railway charging rules and standards within the scope of government reference price (including but not limited to Notice on Adjusting Railway Freight Rate and Further Improving the Pricing Mechanism by NDRC);

(3) If the government pricing and government reference price are not applicable, it shall be determined based on the applicable industrial pricing and liquidation rules (including but not limited to Notice on Specifying Various Matters related to 2014 Financial Settlement of Railway Transportation Enterprises issued by CRC);

(4) If the governing pricing, government reference price and industrial price liquidation rules are not applicable, corresponding transaction price shall be negotiated and determined based on the comparable market price or charging standards. However, such market price or charging standards shall be determined according to the following mechanism: in terms of Party A’s provision of services to Party B, Party B shall mainly select the most competitive service provider by means of open purchasing or open tender; in terms of Party B’s provision of services to Party A, Party B will compete with other service providers, and consider the comparable market price or pricing principles while submitting the bid;

(5) If the government pricing, government reference price and industrial price liquidation rules are neither applicable, nor the comparable market price or charging standards, it shall be determined based on the price of corresponding non-related/related transactions between both parties and their trading parties. In terms of services to be provided by Party A to Party B, Party B shall compare the price Party A usually charges to other parties for similar services; in terms of services to be provided by Party B to Party A, Party B shall compare the price it sets for other parties during the same period for similar services, each way to guarantee that the terms to Party B would be in conformity with general commercial clauses or better clauses for services provided between Party A and Party B;

(6) If none of the charging standards set forth in (1) to (5) above are not applicable, the specific charging standards shall be determined according to the actual cost of all services provided plus reasonable profits and the actual taxes and additional charges paid.

3.12 Both parties agree that the term of the Agreement will be from the Effective Date to December 31, 2022.

3.13 Both parties confirm that, the maximum amount of the Comprehensive Service Charges from (1) January 1, 2020 to December 31, 2020, (2) January 1, 2021 to December 31, 2021, and (3) January 1, 2022 to December 31, 2022, shall respectively be described as follows:

(1) RMB22.758.28 Billion from January 1, 2020 to December 31, 2020, of which:

i.	the maximum amount of annual railway transportation service charges for Party A’s provision of services to Party B shall be RMB7.27358 Billion;

ii.	the maximum amount of annual railway-related service charges for Party A’s provision of services to Party B shall be RMB1.9132 Billion;

iii.	the maximum amount of annual charges for Party A’s provision of other services to Party B shall be RMB415.94 Million;

iv.	the maximum amount of annual railway transportation service charges for Party B’s provision of services to Party A shall be RMB7,725.18 Million;

v.	the maximum amount of annual railway-related service charges for Party B’s provision of services to Party A shall be RMB564.22 Million;

vi.	the maximum amount of annual special commissioned railway transportation service charges for Party B’s provision of services to Party A shall be RMB4.450.22 Billion; and

vii.	the maximum amount of annual charges for Party B’s provision of other services to Party A shall be RMB415.94 Million.

(2) RMB26.63635 Billion from January 1, 2021 to December 31, 2021, of which:

i.	the maximum amount of annual railway transportation service charges for Party A’s provision of services to Party B shall be RMB8.92836 Billion;

ii.	the maximum amount of annual railway-related service charges for Party A’s provision of services to Party B shall be RMB2.20018 Billion;

iii.	the maximum amount of annual charges for Party A’s provision of other services to Party B shall be RMB478.33 Million;

iv.	the maximum amount of annual railway transportation service charges for Party B’s provision of services to Party A shall be RMB8,882.61 Million;

v.	the maximum amount of annual railway-related service charges for Party B’s provision of services to Party A shall be RMB648.81 Million;

vi.	the maximum amount of annual special commissioned railway transportation service charges for Party B’s provision of services to Party A shall be RMB5.01973 Billion; and

vii.	the maximum amount of annual charges for Party B’s provision of other services to Party A shall be RMB478.33 Million.

(3) RMB31.3202 Billion from January 1, 2022 to December 31, 2022, of which:

i.	the maximum amount of annual railway transportation service charges for Party A’s provision of services to Party B shall be RMB11.04234 Billion;

ii.	the maximum amount of annual railway-related service charges for Party A’s provision of services to Party B shall be RMB2.53022 Billion;

iii.	the maximum amount of annual charges for Party A’s provision of other services to Party B shall be RMB550.08 Million Yuan;

iv.	the maximum amount of annual railway transportation service charges for Party B’s provision of services to Party A shall be RMB10.21515 Billion;

v.	the maximum amount of annual railway-related service charges for Party B’s provision of services to Party A shall be RMB757.67 Million;

vi.	the maximum amount of annual special commissioned railway transportation service charges for Party B’s provision of services to Party A shall be RMB5.67466 Billion; and

vii.	the maximum amount of annual charges for Party B’s provision of other services to Party A shall be RMB550.08 Million.

3.14 In the premise that various terms and conditions are met under the Agreement, Party A’s and Party B’s affiliates (including the controlled entities) shall further sign additional contract regarding the comprehensive service to stipulate the specific transaction clauses (including but not limited to the order and payment form etc.). However, such specific contract must abide by and meet various principles, terms and conditions of this Agreement and relevant laws and regulations (including but not limited to HKEX Listing Rules and SSE Listing Rules).

Article 4 Railway Transportation Service

4.1 The mutual provision of railway transportation services shall involve the production coordination, safety management and scheduling service, the railway infrastructure and transportation equipment utilization and leasing service, the railway communication service, the road network service, the passenger service, and the locomotive and station cleaning service etc.

4.1.1 Production Coordination, Safety Management and Scheduling Service

(1) One party shall provide the other party with the correct diagram for scheduled trains and locomotives, organize the operation of trains, guarantee the supplies to various trains and locomotives, economically use various trains and locomotives, accelerate the circulation of various trains and locomotives, secure the railway transportation, timely cope with various problems arising from the daily transportation and production and guarantee the normal use of various trains and locomotives.

(2) the service receiver shall pay the service provider corresponding Production Coordination, Safety Management and Scheduling Service Fees according to the following formula:

Production Coordination, Safety Management and Scheduling Service Fees in a certain year = Conversion of Freight Mileage Liquidation Price × The Conversion of Freight Mileage completed by the service receiver in the year

The above-mentioned Conversion of Freight Mileage refers to the freight and the number of transported passengers calculated based on the transported goods’ weight and mileage and the number and mileage of transported passengers. The computing unit for the conversion of freight mileage liquidation price shall be ton-kilometer.

4.1.2 Railway Infrastructures and Transportation Equipment Utilization and Leasing Service

Railway Infrastructures and Transportation Equipment include but not limited to the land, production site, house and building, locomotives and other production-related facilities.

4.1.3 Railway Communication and Information Service

Both parties shall mutually provide corresponding special railway communication and information services.

4.1.4 Road Network Service

The road network service shall include but not limited to the organization of passengers’ entry, waiting for trains, ticket checking, boarding and other station services as well as the water supply service for arrived and departure trains. Besides, it’s also required to provide the railway line usage service, the locomotive traction and power supply service for passenger trains and freight trains, and the ticket-selling agent service etc.

4.1.5 Passenger Service

(1) Both parties shall mutually provide some passenger trains with corresponding passenger service, including but not limited to the ticket-selling agent service for relevant passenger trains, the assignment of trainman, the catering service and the train merchandise sales.

(2) The passenger ticket income charged by the service provider and the compensation fare shall belong to the service receiver; the service receiver shall burden the vehicle use and maintenance fees and various expenses resulting from applicable industrial terms; the service provider shall be responsible for the passenger service, and burden all resulting expenses arising from the passenger train service including the trainman’s salaries. On the premise that the transportation safety is guaranteed, the service provider shall finish corresponding train ticket income indicator contracted from the service receiver.

(3) The service provider shall only have the right to use trains without possessing any trains. Without the written consent from the service receiver, no part shall be added or removed from the trains. When any force majeure event occurs and causes any major damage or loss, the service provider shall inform the service receiver of that without delay.

4.1.6 Locomotive and Station Cleaning Service

(1) Both parties shall mutually provide corresponding locomotive and station cleaning service and the service receiver shall determine the specific service content and standards.

(2) The service receiver shall facilitate the service provider to conduct the cleaning work, inspect and supervise the cleaning work and regularly assess the cleaning work’s quality.

Article 5 Railway-related Service

5.1 Both parties shall mutually provide railway-related services including the railway infrastructures and equipment maintenance service, the locomotive repairing service, the railway materials purchasing and sales service, the security service, the hygiene and disease control service, the property management, building maintenance, engineering construction, management and supervision service.

5.1.1 Railway Infrastructures and Equipment Maintenance Service

Both parties shall mutually provide the railway infrastructures and equipment maintenance service, including but not limited to the large-scale road maintenance machine protection and repairing operation along the railway lines (pulling, stirring, smashing and power stabilization), the seamless rail track replacement, the rail track cleaning and screening, the maintenance of bridge and tunnel equipment along other rail tracks, the signal device’s testing and maintenance, the power supply device’s testing and maintenance, the scheduling and command equipment testing and maintenance, the transportation safety equipment testing and maintenance and the maintenance of other transportation and production equipment.

5.1.2 Locomotive Maintenance Service

(1) In line with the actual situation, one party can entrust the other party to maintain and repair corresponding locomotives (including the EMUs).

(2) The service provider shall provide corresponding maintenance service according to applicable locomotive inspection and repairing procedures and various documents, rules, drawings and notices related to applicable technical standards.

(3) After the completion of various projects, the service provider shall firstly confirm the qualified quality and then allow the service receiver to conduct the acceptance inspection step by step. Various technical documents and conclusions related to the reexamination of the train maintenance quality shall be kept complete and correct, and be submitted to the service receiver for operation analysis and assessment.

5.1.3 Railway Materials Purchasing and Sales Service

(1) Both parties shall purchase partial railway materials from each other, and guarantee that various materials provided are with good quality and meet relevant standards. For the mutual provision of materials, it’s required to select the material source according to the preferential price and favorable conditions given to other related departments. Meanwhile, various mutually-commissioned materials must be with good quality and reach corresponding national, departmental or relevant corporate standards.

(2) If one party entrusts the other party to purchase partial railway materials, the service receiver shall provide the service provider with the specific list containing the quantity and variety which is subject to both parties’ confirmation; if one party entrusts the other party to sell partial railway materials, the service receiver shall provide the service provider with the specific list containing the quantity and variety which is subject to both parties’ confirmation.

(3) Both parties shall negotiate and determine the specific payment time and mode for the agent materials purchase and sales in line with the actual situation.

5.1.4 Security Service

Both parties shall agree to provide each other the security service via their associated agencies, including the passenger and freight transportation and station public security service within the management scope, the railway and station inspection, the investigation and handling of various problems including the stone hitting trains, the placement of obstacles on the rail surface and the stealing of railway properties, the assistance to handle railway casualties, accidents and other disasters and the provision of railway fire control supervision, fire prevention and explosion prevention service.

5.1.5 Hygiene and Disease Control Service

Both parties shall agree to provide each other and their employees and their employees’ families with the planned immunization, the occupational disease prevention and control, the environmental monitoring, the disease control and the health recuperation service via their hygiene and disease control agency, disease control center and sanitary inspection agency.

5.1.6 Property Management and Building Maintenance

(1) One party can entrust the other party to provide corresponding property management service for the employee dormitory (including the bachelor dormitory), the apartment and the building.

(2) The standard of property management and service provided by one party to the other party’s employees shall not be lower than that enjoyed by its own employees.

(3) In line with the actual situation, one party can entrust the other party to provide corresponding building maintenance service reaching corresponding national and industrial standards and relevant technical and quality requirements.

(4) One party can sign additional lease contract with the other party for the lease of any property (including the office building and house etc.).

5.1.7 Engineering Construction, Management and Supervision Service

One party can provide the other party with corresponding construction, management and supervision service for partial engineering construction project which shall be determined by the service receiver.

Article 6 Special Commissioned Railway Transportation Service

6.1 The special commissioned railway transportation service means that, as entrusted by Party A, Party B shall provide relevant professional services to Party A’s affiliated companies without controlling stations (including the controlling entities), including but not limited to the passenger and freight transportation organization, management and service and the transportation equipment and facilities maintenance service etc.

6.1.1 Passenger and Freight Transportation Organization, Management and Service

Party A entrusts Party B to provide corresponding passenger and freight transportation organization, management and service, including but not limited to the passenger transportation organization, management and ticket service, the passenger train service, the freight project planning, organization and the train running organization and command, the water supply and duty service on the train and the station cleaning service etc.

6.1.2 Transportation Equipment and Facilities Maintenance Service

Party A can entrust Party B to provide corresponding transportation equipment and facilities maintenance services within Party A’s railway scope, including but not limited to the roadbed, the line, bridge, tunnel and culvert, the signal, the traction power supply, the electricity, the mobile equipment, the house construction, the station security and the logistics service etc.

Article 7 Other Services

7.1 Both parties shall mutually provide other services except for the above-mentioned services in order to guarantee the railway’s normal transportation and operation.

Article 8 Liabilities for Breach of Contract

8.1 Both parties shall consciously fulfill various obligation under the Agreement based on such principles as Integrity and Good Faith. If the Agreement cannot be performed or cannot be fully performed due to any party’s breach of contract, the party in breach shall burden corresponding liabilities; if the two parties breach the contract, both parties shall respectively burden corresponding liabilities for breach of contract in line with the actual situation. However, the burdening of liabilities of breach of contract shall not influence the non-breaching party’s right to require the party in breach to continue the Agreement.

8.2 If one party violates any obligation stipulated herein, the other party (including its affiliated companies and controlled entities) shall have the right to put forward various requirements including the remediation within the specific period, the continued implementation, and the compensation of various losses; if necessary, the other party shall have the right to terminate the whole or partial agreement, unless such situation is caused by any Force Majeure Event.

Article 9 Force Majeure

9.1 If any party cannot fulfill all or part of its obligations under the Agreement due to any Force Majeure Event, such fulfillment shall be suspended during such event.

9.2 The party claiming to be affected by any Force Majeure Event shall inform the other party of that as soon as possible in written form, and send appropriate evidence about such event and its duration and corresponding written document about the failure in executing or the need to delay the execution of the Agreement by means of personal delivery or registered mail within fifteen days after the occurrence of such an event. The party claiming that any Force Majeure Event has objectively made it impossible to fulfill the Agreement shall be obliged to make every effort to eliminate or relieve such event’s influence.

9.3 When any Force Majeure Event occurs, both parties shall immediately decide how to execute the Agreement through friendly negotiation. After such event or its influence is eliminated, both parties shall immediately recover their fulfillment of various obligations under the Agreement. If such event or its influence cannot be terminated or eliminated and any party has no ability to continue the execution of the Agreement, various parties can negotiate to terminate the contract or delay the execution, and the affected party shall be exempted from burdening any liabilities. If any Force Majeure occurs due to any party’s delay in executing the Agreement, the party shall not be exempted.

Article 10 Announcement

10.1 Any party shall not make any announcement about the Agreement without the written consent from the other party unless otherwise specified in Chinese Laws, SSE Listing Rules, HKEX Listing Rules and Hong Kong Securities and Futures Ordinance or any other relevant laws, regulations and rules.

Article 11 Interpretation on Agreement

11.1 For any unsettled matters or unclear clauses, both parties can reasonably interpret the Agreement according to the Agreement’s principle, purpose, transaction practices and the related terms’ content. However, such interpretation shall be binding to both parties unless such interpretation conflicts with any applicable law or the Agreement.

Article 12 Supplementary Provisions

12.1 The Agreement shall become effective on January 1, 2020 (the “Effective Date”) after the following procedures are completed:

(1) Both parties’ legal representatives or authorized representatives have signed and stamped the Agreement;

(2) For the continuous related transactions under the Agreement, Party B has fulfilled various applicable compliance obligations according to its Articles of Association, HKEX Listing Rules and SSE Listing Rules. For example, Party B has obtained the approval from the independent shareholder for the continuous related transactions under the Agreement.

12.2 As of the Effective Date, the Agreement shall supersede any agreement or arrangement on the comprehensive service by the two parties.

12.3 Within the Agreement’s term, if the value for the total annual transactions in the related accounting year under the Agreement may or are predicted to exceed the maximum amount announced and approved by Party B’s independent shareholder (if applicable), both parties shall agree that Party B could fulfill all applicable and compulsory supervisory obligations and procedures. For example, Party B can notify HKEX; Party B shall convene and hold the Shareholder’s Meeting to seek Party B’s independent shareholder’s approval for the related transaction and the re-determination the maximum amount threshold of annual transactions (if applicable). Before various supervisory regulations are met, both parties agree to control the value of the total transactions in the related accounting year below the announced maximum amount.

12.4 If the actual situation changes, both parties can negotiate to revise the Agreement in written form. The Agreement’s revision shall be subject to corresponding voting, disclosure and legal procedures according to relevant laws, regulations, HKEX Listing Rules and SSE Listing Rules. Without the written consent from the two parties, any party shall not add, delete or revise the Agreement.

12.5 If any party needs to transfer its rights and obligations under the Agreement to its affiliated companies, the party must obtain the consent from the other party. However, without the written consent from the other party, any party shall not transfer or assign any rights and interests under the Agreement to any third party.

12.6 Both parties agree to be responsible for their own respective expenses arising from entering into the Agreement.

12.7 The Agreement’s establishment, effectiveness, interpretation, fulfillment and dispute settlement are protected and governed by Chinese Laws. Both parties shall resort to friendly negotiation to settle any dispute arising from the Agreement’s fulfillment. If such negotiation fails, the dispute shall be submitted to Shenzhen Court of International Arbitration (Shenzhen Arbitration Committee) for arbitration according to the then-existing and effective arbitration procedures in Shenzhen city. The corresponding arbitration award shall be final and binding to both parties.

12.8 The Agreement shall be the framework agreement regarding the comprehensive service by and between the two parties. Party B can sign any supplementary service agreement with Party B on certain service content in line with the actual situation. If such supplementary service agreement contradicts any major terms of the Agreement, Party B shall abide by various provisions issued by the supervision organization at the listing place of securities.

12.9 In witness whereof, the Agreement shall be made in quadruplicate and each party shall hold two copies of the same legal force. The Agreement shall be signed by both parties’ legal representatives or authorized representatives on the day indicated in the beginning part.

Party A: China State Railway Group Co., Ltd.	(Official Seal)

Legal Representative (or Authorized Representative):

/s/ Mao Bingren

Party B: Guangshen Railway Co., Ltd.	(Official Seal)

Legal Representative (or Authorized Representative):

/s/ Hu Lingling